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                                                                    EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to the Registration Statement on Form S-3 and related Prospectus of GATX Corporation and GATX Financial Corporation for the registration of $125,000,000 of 5% Senior Convertible Notes due 2023 and to the incorporation by reference therein of our reports dated January 27, 2003, with respect to the consolidated financial statements and schedules of GATX Corporation and GATX Financial Corporation included in their Annual Reports on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

                                         ERNST & YOUNG LLP

Chicago, Illinois
January 16, 2004